Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC NAMES ADAM PEAKES AS CHIEF FINANCIAL OFFICER

London, England, November 21, 2016 – Noble Corporation plc (NYSE:NE) today announced that Adam C. Peakes, 43, has been named as Senior Vice President and Chief Financial Officer of the Company, effective January 23, 2017. In his new role, Mr. Peakes will oversee corporate finance, financial reporting, accounting, tax and treasury activities at the Company.

Since 2011, Mr. Peakes has served as Managing Director and Head of OFS Investment Banking at Tudor, Pickering, Holt & Company. From 2000 – 2011, he served in various roles at Goldman Sachs & Company, most recently as Managing Director, Global Natural Resources – Investment Banking Division.

David W. Williams, Chairman, President and Chief Executive officer of Noble Corporation plc, commented “I am delighted that Adam will be joining Noble. He brings a deep knowledge of the oil service business and strong capital markets experience. I look forward to Adam joining our management team.”

Mr. Peakes received his undergraduate degree from Rice University in 1995 and an MBA from Harvard University in 2000.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

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For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383